Exhibit 10.20

Execution - February 12, 2002

WASTE DISPOSAL AGREEMENT

BY AND BETWEEN

SCRUBGRASS GENERATING COMPANY, L.P.

AND

COAL VALLEY SALES CORPORATION

Dated as of February 12, 2002

SCRUBGRASS PROJECT

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS		1

ARTICLE II - DISPOSAL OF WASTE COAL AND ASH		4

2.1.	Exclusive Right	4
2.2.	Annual Forecast	4
2.3.	Minimum Take	4
2.4	[Reserved]	5
2.5.	Deliveries of Ash	5
2.6.	Disposal of Hazardous Substances	5
2.7.	Testing, Title and Environmental Reports	5

ARTICLE III - HANDLING OF WASTE COAL AND ASH		6

3.1.	Transportation	6
3.2.	Loading	6
3.3.	Monthly and Annual Schedules	6
3.4.	Permits	7
3.5.	Handling by Scrubgrass	7
3.6.	Payment of Taxes	8
3.7.	Access to the Site	8

ARTICLE IV - DELIVERIES		9

4.1.	Waste Coal Quality; Suspension of Deliveries	9
4.2.	Inspection of Waste Coal	9
4.3.	Rejection of a Delivery	10
4.4.	Waste Coal Sampling and Analysis	10
4.5.	Weighing and Reporting	10
4.6.	Title	11
4.7.	Indemnification	11
4.8	Demurrage	11
4.9	Road Bonding	12

ARTICLE V – FEES		12

5.1.	Handling Fee	12
5.2.	Lien Waiver	15
5.3.	Offset	15

ARTICLE VI – TERM		15

6.1.	Basic Term	15
6.2.	Options to Extend	15

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6.3.	Termination by SCRUBGRASS	15
6.4.	Termination by Operator	16

ARTICLE VII- SUBCONTRACTING AND ASSIGNMENTS		16

7.1.	By Operator	16
7.2.	By SCRUBGRASS	17
7.3.	Assignments to Financing Parties	17

ARTICLE VIII - COMPLIANCE WITH LAWS, PERMITS		17

ARTICLE IX - FORCE MAJEURE		17

ARTICLE X - DISCLAIMER OF CONSEQUENTIAL DAMAGES		18

ARTICLE XI - SPECIFIC PERFORMANCE		18

ARTICLE XII - FURTHER ASSURANCES; SECURITY INTEREST		18

ARTICLE XIII - INSURANCE		18

ARTICLE XIV - REPRESENTATIONS AND WARRANTIES OF OPERATOR		19

ARTICLE XV - REPRESENTATIONS AND WARRANTIES OF SCRUBGRASS		20

ARTICLE XVI – CONFIDENTIALITY		21

ARTICLE XVII - DISPUTE RESOLUTION		21

17.1.	Procedure	21
17.2.	Arbitration	21
17.3.	Decisions	22
17.4.	Costs	22
17.5.	Continuation of Work	22

ARTICLE XVIII – MISCELLANEOUS		22

18.1.	Amendments	22
18.2.	Notices	22
18.3.	Counterparts...,	23
18.4.	Governing Law	23
18.5.	Entire Agreement	23
18.6.	Binding Effect	23

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EXHIBIT A - PROPERTY DESCRIPTION
EXHIBIT B - [Intentionally Left Blank]
EXHIBIT C - WASTE COAL QUALITY CHARACTERISTICS
EXHIBIT D - SAMPLING AND TESTING
EXHIBIT E - ASH BENEFICIAL USE APPROVAL
EXHIBIT F - SECURITY AGREEMENT
EXHIBIT G - EASEMENT AGREEMENT
EXHIBIT H - STOCKPILES

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WASTE DISPOSAL AGREEMENT

THIS WASTE DISPOSAL AGREEMENT, dated as of February 12, 2002, (“Agreement”), is made and entered into by and between SCRUBGRASS GENERATING COMPANY, L.P., a Delaware limited partnership (“SCRUBGRASS”), and COAL VALLEY SALES CORPORATION, a Pennsylvania corporation (the “Operator”).

RECITALS

WHEREAS, SCRUBGRASS owns a waste coal fired small power production facility in Scrubgrass, Pennsylvania for which it desires to obtain reliable sources of bituminous coal refuse materials for use as fuel in the Facility and sites for the disposal of ash produced by the Facility;

WHEREAS, Operator has the right to remove coal refuse materials from, and to dispose of ash at, various sites in Allegheny County, Pennsylvania and plans to acquire the right to remove coal refuse materials from, and to dispose of ash at, additional sites in Allegheny County, Pennsylvania and other locations in western Pennsylvania;

WHEREAS, such coal refuse materials have no market value and Operator desires to arrange for the disposal of the coal refuse and to utilize ash produced by the Facility in the reclamation of the properties on which the coal refuse materials are located; and

WHEREAS, Resource Development Partners (“RDP”) assigned to Operator all of its right, title and interest in that certain Waste Disposal Agreement between RDP and SCRUBGRASS dated as of March 15, 1993 (the “Existing Agreement”) and SCRUBGRASS consented to such assignment on September 18, 2001; and

WHEREAS, SCRUBGRASS and Operator desire to enter into an arrangement for the removal of such coal refuse materials and the disposal of ash produced by the Facility on the properties which coal refuse materials are located;

NOW, THEREFORE, in consideration of the mutual covenants, undertakings and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the meanings set forth below, in both singular and plural forms:

“Ash” means ash generated by the Facility for which the DEP has issued a beneficial use approval or any similar type of approval.

“Average Quality Characteristics” means the average quality characteristics of Waste Coal from the specified Stockpile set forth in Exhibit C, and determined from the samples obtained pursuant to Exhibit D.

“Calendar Year” means the period of twelve (12) consecutive months beginning on January 1, 2002 and on the same day of each year thereafter for an additional twelve (12) month period during the term of this Agreement.

“DEP” means the Pennsylvania Department of Environmental Protection.

“Easement Agreement” means the form of Easement Agreement attached hereto as Exhibit G.

“Effective Date” means the date of this Agreement.

“Facility” means the waste coal fired small power production facility located in Scrubgrass, Pennsylvania, together with appurtenant facilities owned by SCRUBGRASS.

“Force Majeure” or “Force Majeure Event” means occurrences beyond the reasonable control of the party affected, including without limitation, acts of God, changes of Law which prohibit the disposal of Ash as contemplated hereunder, government denial or failure to issue or renew any license or permit (so long as such denial or failure is not based upon a violation of Law or other permits held by the applicant, or other misconduct on or fault of the part of the applicant), civil strife, war, acts of a public enemy, lightning, fires, explosions, severe storms or. floods, strikes and labor disputes, equipment failures (other than equipment failures that could have been prevented by regular and ordinary maintenance and repair of the equipment), and a slowdown in production or a shutdown of the Facility. In addition, it shall be a Force Majeure Event if a substance is detected in the Ash (x) which is not regularly tested for in the sampling and testing program set forth in Exhibit D, and (y) which is damaging or detrimental to the reclamation of the site.

“Forecast” means a statement prepared by SCRUBGRASS each year in accordance with Section 2.2 which includes, among other matters, an estimate of the tonnage of Waste Coal which SCRUBGRASS anticipates taking from the Stockpiles and an estimate of the tonnage of ash to be returned to the Stockpiles during each Contract Year.

“Handling Fee” means the fee payable to Operator by SCRUBGRASS for all management, handling, and unloading activities hereunder which is further described in Section 5.1.

“Hazardous Substance” means any of the following: (a) petroleum including crude oil or any fraction thereof; (b) a “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, from time to time, and the regulations promulgated thereunder; (c) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and the regulations promulgated thereunder; (d) any “hazardous waste” as defined by the Pennsylvania Solid Waste Management Act No. 97 of 1980, as amended from time to time, and the regulations promulgated thereunder; (e) any substance the use or presence of which on the Site is prohibited by any federal, state or local law, rule ordinance or regulations similar to those set forth in this definition; and (0 any other substance which by federal, state or local law, rule ordinance or regulation or by order or decree of any court or other governmental authority having jurisdiction requires special handling in its collection, storage, treatment or disposal. Hazardous Substance shall be construed to have the broader, more encompassing definition where there exists a conflict in the definitions employed by two or more governmental agencies having concurrent or overlapping jurisdiction over waste generated by Operator or others.

“Laws” means all applicable laws, regulations, ordinances, codes, permits, licenses and other governmental requirements.

“Loading Point” means each location at the Stockpiles selected by Operator and approved by SCRUBGRASS for the loading of Waste Coal onto SCRUBGRASS’s trucks for delivery to the Facility pursuant to this Agreement.

“Regular Laboratory” means the laboratory selected by the parties from time to time which analyzes samples of the Waste Coal from the Stockpile and Facility, as is described in further detail in Exhibit D.

“Rejection Limits” means the rejection limits set forth in Exhibit C and the other requirements of Waste Coat set forth in the definition of Waste Coal.

“Schedule” means the monthly notice provided by Scrubgrass to Operator in accordance with Section 1.3 which specifies, among other matters, the Stockpiles from which Waste Coal will be removed during the following month, the tonnage of Waste Coal to be removed from such Stockpiles during the following month, the tonnage of Ash to be disposed of at the Sites during the following month, and the times and dates that such deliveries and removals shall occur.

“SCRUBGRASS” means Scrubgrass Generating Company, L.P.

“Sites” means the portions of the properties on which the Stockpiles are located that have been selected by the Operator and approved by Scrubgrass for Ash utilization and disposal.

“Stockpiles” means the stockpiles of coal refuse material which are located on the properties more particularly described in. Exhibit A and the additional properties that may be added to Exhibit A pursuant to Section 2.1(b) hereof.

“Waste Coal” means bituminous coal refuse materials of a quality which meets or exceeds the Rejection Limits and which are “solid waste” within the meaning of Section

1004(27) of the Resource Conservation and Recovery Act, as amended from time to time or any successor thereto, 42 U.S.C. Section 2903(27), and Treasury Regulation 1.103-8(f)(2)(ii)(b), as amended from time to time. The Waste Coal shall not be or include, now or hereafter, any Hazardous Substances.

ARTICLE II

DISPOSAL OF WASTE COAL AND ASH

2.1. Exclusive Right.

(a)Operator shall provide SCRUBGRASS with Waste Coal for the Facility and hereby grants to SCRUBGRASS the exclusive right to remove or have removed any and all Waste Coal now in or hereafter placed on the Stockpiles during the term of this Agreement. The parties estimate that the Stockpiles contain the quantities of Waste Coal set forth on Exhibit A hereto as of execution of this Agreement.

(b)Operator shall use its best efforts to obtain control over the Waste Coal supplies listed in Exhibit H hereto as soon as possible after the execution of this Agreement. Operator hereby grants to SCRUBGRASS a right of first refusal with respect to the exclusive right to remove or have removed any and all Waste Coal now in or hereinafter placed on the Waste Coal supplies listed in Exhibit H over which Operator obtains control and any other Waste Coal supplies in western Pennsylvania over which Operator obtains control_ Upon obtaining control over any such Waste Coal supply, Operator shall promptly supply a written notice setting forth the location of such supply together with the information required by Section 2.8 hereto. SCRUBGRASS shall have ninety (90) days from the receipt of such notice to elect in writing to exercise its right to first refusal and to have such Waste Coal supply added to Exhibit A hereto and to Exhibit A to the Security Agreement. SCRUBGRASS shall have no obligation to exercise its right of first refusal with respect to any of the Waste Coal supplies listed on Exhibit H or any other Waste Coal supplies over which Operator gains control.

2.2. Annual Forecast. Sixty (60) days prior to the beginning of each Calendar Year, SCRUBGRASS shall prepare a waste disposal forecast for such* year (the “Forecast”) which shall include an estimate of the tonnage of the Waste Coal to be taken by SCRUBGRASS from the Stockpiles during that Calendar Year. Such removal schedule shall be determined by SCRUBGRASS in its sole discretion. SCRUBGRASS may adjust the Forecast from time to time during the Calendar Year. The Forecast is only an estimate made to facilitate planning and coordination between the parties and the parties shall have no obligation to take or supply Waste Coal in the quantities specified therein.

2.3. Minimum Take. Beginning in the Calendar Year 2002 in which SCRUBGRASS takes Waste Coal from the Stockpiles and in each Calendar Year thereafter, SCRUBGRASS shall take, and Operator shall deliver at least three hundred thousand (300,000) tons of Waste Coal from the Stockpiles, so long as there is a sufficient quantity of Waste Coal meeting the Average Quality Characteristics available from the Stockpiles. If SCRUBGRASS and the Operator do not sign this WASTE DISPOSAL AGREEMENT prior to January 1, 2002, then the Minimum Take shall not apply during the Calendar Year 2002. If deliveries are suspended, pursuant to Section 4.1 or as a result of a Force Majeure Event or rejected pursuant to Section 4.3, SCRUBGRASS shall not be obligated to take, and Operator shall not be obligated to deliver, the minimum quantity specified in this Section 2.3 In such event, the obligation to take Waste Coal shall be reduced for the applicable Calendar Year or Years by the amount of Waste Coal which would have otherwise been taken from the Stockpile during the period of suspension or Force Majeure in accordance with the

Forecast and Schedule in effect as of the suspension or Force Majeure Event.. The parties acknowledge that no payment is being made for the Waste Coal to be disposed of hereunder. If SCRUBGRASS fails to take the foregoing minimum quantities of Waste Coal in any Calendar Year, SCRUBGRASS shall pay to Operator Handling Fees for such Calendar Year in an amount equal to the Handling Fees that would have been paid to Operator if SCRUBGRASS had taken the foregoing minimum quantities of Waste Coal during such Calendar Year. SCRUBGRASS shall receive a credit against the Handling Fees due and payable to Operator in subsequent Calendar Years for the quantities, if any, of Waste Coal taken in such subsequent Calendar Year(s) that are in excess of the foregoing minimum quantities. Such credit shall be equal to (i) the Handling Fees actually paid to Operator in any Calendar Year during which SCRUBGRASS does not take the foregoing minimum quantities, minus (ii) the Handling Fees due to Operator for such Calendar Year for the quantities of Waste Coal actually taken during that Calendar Year.

2.4. [Reserved]

2.5. Deliveries of Ash. SCRUBGRASS shall have the right, but not the obligation, to dispose of Ash at the Sites in quantities not to exceed the lesser of (i) the tonnage of the Waste Coal taken from the Stockpiles or (ii) the quantity of Ash allowed to be disposed of at a Site pursuant to the DEP permit or other authorization for the disposal of Ash at that Site. Operator shall receive, handle and utilize the Ash solely at its own cost and expense in accordance with the provisions of this Agreement and the use restrictions set forth in Exhibit E. Operator may utilize or dispose of the Ash only at those Sites which have been approved and permitted by all federal, state and local governmental authorities which are required to issue permits for Ash disposal. Operator shall have no obligation to take Ash in violation of any restrictions in permits issued in connection with Ash disposed of at the Stockpile sites.

2.6.Disposal of Hazardous Substances.  Operator covenants not to dispose of any Hazardous Substance, municipal solid waste, residual waste or any other waste material except Ash or Waste Coal as provided herein on the Stockpiles (including, but not limited to, residual soil and groundwater).

2.7. Testing, Title and Environmental Reports.

(a)Operator shall, at its own expense, have performed tests to verify the quality and quantity of the coal refuse materials contained in the Stockpiles listed on Exhibits A and H hereto and shall have a title report and a certified survey prepared for each such stockpile (such survey shall indicate the location of all easements and other encumbrances affecting the property covered by the Stockpile). Such tests, title report and surveys shall be performed by an entity and in a manner, and the report delivered on the results of such testing and the surveys shall be in a form, reasonably acceptable to SCRUBGRASS. Operator shall have such testing and title report on, and surveys of, such stockpiles completed and a final report and surveys delivered to SCRUBGRASS within forty-five (45) days of the execution of this Agreement. Operator shall use its best efforts to remove or cure any title defect on any Stockpile that would prevent SCRUBGRASS taking Waste Coal from or disposing of Ash on such Site or obtaining title insurance, at commercially reasonable rates, on its security interest in such Stockpile. In the event that Operator fails to cure or remove any title defect that prevents SCRUBGRASS from obtaining title insurance, at commercially reasonable rates, on its security interest in a Stockpile,

SCRUBGRASS shall have the option to remove such Stockpile from Exhibit A. SCRUBGRASS, in its sole discretion, may advance funds to Operator to pay for such testing, title reports and surveys. In the event that SCRUBGRASS advances funds to Operator for such purposes, the amount of such advances shall be credited against any Handling Fees that SCRUBGRASS owes to Operator under Section 5.1 hereof.

(b)SCRUBGRASS may, at its own cost and expense, have a Phase I environmental study performed on each of the Stockpiles by an environmental consultant reasonably acceptable to SCRUBGRASS and Operator. SCRUBGRASS and Operator agree that ENSR Consulting and Engineering is an acceptable environmental consultant. In the event that any such environmental study indicates that there may be hazardous materials or substances located in any Stockpile, SCRUBGRASS shall have the option to remove such Stockpile from Exhibit A or H hereto and shall have no obligation to accept, and Operator shall not deliver, any Waste Coal from such Stockpile. SCRUBGRASS may exercise this option by providing written notice to Operator. Operator shall have no obligation to perform any environmental remediation or clean-up, other than site reclamation, to allow SCRUBGRASS to take Waste Coal from a Stockpile.

ARTICLE III

HANDLING OF WASTE COAL AND ASH

3.1.Transportation.  Scrubgrass at its sole cost and expense shall transport the Waste Coal from the Stockpiles to the Facility and Ash from the Facility to the approved Sites. Scrubgrass shall supply the trucks required for hauling at its sole expense. Operator shall cooperate with SCRUBGRASS’s hauling contractor in coordinating loading, unloading, weighing and other related activities hereunder.

3.2. Loading. Operator shall provide all necessary personnel and equipment to load Waste Coal from the Stockpiles onto SCRUBGRASS’s trucks and to unload Ash from SCRUBGRASS’s trucks and handle the Ash at the Sites as required for the operation of the Facility, and shall provide all necessary personnel and equipment to “farm” fines contained in. the Stockpiles to reduce the moisture content, at its sole cost and expense, and shall manage all such activities in a commercially reasonable manner. Operator shall make available at the Stockpiles from which SCRUBGRASS will be removing Waste Coal the appropriate loading and unloading equipment in such numbers as are necessary to make the deliveries required under this Agreement, and any other equipment necessary to manage and handle the Waste Coal or Ash. All such equipment, tools and consumables, shall be provided at the sole cost and expense of Operator. Operator and any contractor it may use to load, unload or handle Waste Coal or Ash shall maintain insurance as required by Article MU of this Agreement. Scrubgrass and its designees shall be additional insureds with respect to any such coverages.

3.3. Monthly and Annual Schedules. On or before the twentieth (20th) day of each month during the term of this Agreement following the Effective Date, SCRUBGRASS shall transmit to Operator a Monthly Schedule indicating the quantities of Waste Coal which it expects to receive from Operator for each day during the following month and the quantities of Ash to be disposed at the Sites during the following month. The Schedule shall also designate the specific

Stockpile or Stockpiles from which Waste Coal will be taken in the following month and the specific Site or Sites at which Ash will be disposed. The Schedule may indicate that loading and hauling may be required seven (7) days a week from 6:00 a.m. through 10:00 p.m., or established operating hours as mutually agreed to by SCRUBGRASS and the Operator for specific Stockpiles. SCRUBGRASS may adjust and update the Schedule from time to time during each month, provided that SCRUBGRASS gives Operator three (3) days advance notice of any such adjustment. Such three (3) day notice shall not be required in the event of an emergency or in the event that SCRUBGRASS elects to take Waste Coal from Stockpiles other than those specified in the Schedule due to a suspension under Section 4.1 hereof. Unless otherwise agreed by the parties, Operator shall provide all handling, loading and unloading services in accordance with the Schedule. The Monthly Schedule shall also designate the specific Stockpile or Stockpiles from which Waste Coal will be taken in the following month and the specific Site or Sites at which Ash will be disposed.

Additionally, or before the twentieth (20th) day of each November during the term of this Agreement following the Effective Date, SCRUBGRASS shall transmit to Operator an Annual Schedule indicating the quantities of Waste Coal which it expects to receive from Operator for each month during the following Calendar year and the quantities of Ash to be disposed at the Sites during the each month. Operator shall charge Scrubgrass the Base Fee calculated on such quantities per the Base Fee Table in Section 5.1.a. The Annual Schedule shall also designate the specific Stockpile or Stockpiles from which Waste Coal will be taken in the following Calendar year and the specific Site or Sites at which Ash will be disposed.

3.4. Permits. Operator shall obtain, at its own expense, any and all permits necessary for the removal of Waste Coal from the Stockpiles and for the disposal of Ash at the Sites. Such permits shall be obtained within the time frames that are reasonably requested by SCRUBGRASS. Notwithstanding anything to the contrary in this Agreement, including, but not limited to, Section 2.6, SCRUBGRASS shall have no obligation to take any Waste Coal from a Stockpile until the Operator has obtained a permit for the disposal of Ash at the Sites located at such Stockpile. Operator shall submit the initial application for such permits within forty-five (45) days of the receipt of written notice from SCRUBGRASS that it intends to take Waste Coal from such. Stockpile or to dispose of Ash at such Site and shall promptly submit such additional information as may be requested by the governmental entity reviewing such application. Operator shall keep SCRUBGRASS regularly informed regarding the status of obtaining such permits. SCRUBGRASS will assist Operator in obtaining permits required hereunder by providing Operator with any information needed in order to obtain permits required hereunder. In the event that SCRUBGRASS, in its sole discretion, elects to obtain a permit in connection with any of the Stockpiles or Sites, Operator will take such actions as are reasonably requested by SCRUBGRASS to assist SCRUBGRASS in obtaining such permit.

3.5. Handling by SCRUBGRASS. Except in the case of a Force Majeure Event (other than a strike or labor dispute that prevents Operator, but does not prevent SCRUBGRASS, from. performing Operator’s obligations under this Agreement), in the event that Operator fails to handle the Waste Coal or Ash in accordance with its obligations hereunder for a one (1) week period, then SCRUBGRASS in its sole discretion, may load Waste Coal and unload Ash until such time as Operator demonstrates that it is prepared to resume its obligations hereunder. In such case Operator shall provide SCRUBGRASS or its contractor(s) with access to Loading Points at the Stockpile at such times as may be reasonably required by SCRUBGRASS. No Handling Fee shall be payable for the period that SCRUBGRASS loads the Waste Coal and unloads Ash. Operator shall reimburse SCRUBGRASS for costs reasonably incurred by SCRUBGRASS in connection with such handling activities to the extent such costs exceed the Handling Fee that would have otherwise been payable to Operator hereunder pursuant to Section 5.1 and SCRUBGRASS may exercise its offset rights pursuant to Section 5.3. SCRUBGRASS shall be entitled to rely on permits obtained by Operator regarding such operations to the full extent permitted by law. Operator will take any and all actions necessary to allow SCRUBGRASS to remove Waste Coal from the Stockpiles and to dispose of Ash at the Sites under Operator’s permits. While performing under this Section 15, SCRUBGRASS shall comply with applicable permit requirements and restrictions.

3.6.Payment of Taxes. Operator shall pay all applicable federal, state and local taxes, or assessments required by law, including, but not limited to any federal coal excise tax imposed, or pursuant to any collective bargaining agreement in connection with and on any coal, ash, mining, or other activities relating to coal or ash, including without limitation, reclamation activities. Operator shall hold SCRUBGRASS harmless, and defend SCRUBGRASS upon demand, from any tax claims, liens, assessments or any other costs or expenses associated with the coal, ash or mining, transporting or other activities related to the coal and ash. SCRUBGRASS shall cooperate with Operator in the event that there is ever an imposition of any taxes on the Waste Coal and Operator, at its sole cost and expense, deems it advisable to challenge such imposition. If during the term of this Agreement there are changes in the federal, state or local tax laws, or in the federal, state or local regulation of the removal of Waste Coal or the disposal of Ash, not known or foreseeable at the time of signing this Agreement (other than changes in the federal, state or local tax laws that effect the amount of taxes paid by the Operator on its income, revenues or net worth) which become effective and which effect the cast of performance under this Agreement, Operator shall promptly notify SCRUBGRASS in writing and submit detailed documentation of such effect in terms of cost of performing under this Agreement. Within sixty (60) days following the receipt of such notice, SCRUBGRASS shall elect in writing to either (i) reimburse Operator for such increased costs that Operator is required to pay in connection with the performance of its obligations under this Agreement as a result of such changes, or (ii) terminate this Agreement without further liability to the Operator (except for Handling Fees due and owing to the Operator hereunder at the time of termination). In the event that SCRUBGRASS elects to reimburse Operator for its increase tax liability or regulatory costs, Operator shall provide SCRUBGRASS as part of the invoice submitted by Operator to SCRUBGRASS pursuant to Section 5.1 (b) a detailed statement showing the computation of such increased tax liability or regulatory costs. If during the term of this Agreement the Operator’s cost of performance under this Agreement increases due to union activities at the Stockpiles that is not known or foreseeable at the time of signing this Agreement, Operator shall promptly notify SCRUBGRASS in writing and submit detailed documentation of such effect in terms of cost of performing under this Agreement. Operator shall use its best efforts to minimize any such costs. Upon concurrence by SCRUBGRASS as to the effect of such changes SCRUBGRASS shall elect in writing to either (i) make an equitable adjustment in compensation pursuant to a mutually agreed upon amendment to this. Agreement, or (ii) terminate this Agreement without further liability to the Operator (except for Handling Fees due and owing to the Operator hereunder at the time of termination).

3.7Access to the Stockpile and Site. Operator shall provide SCRUBGRASS and its contractors with free access to the Stockpiles and Sites for any purposes reasonably related to performance under this Agreement. Operator also shall provide SCRUBGRASS or its contractors with adequate access roads and space at the Stockpiles or Sites, as the case may be, for any sampling, testing, storage, farming of fines, loading, unloading and removal areas required for the removal of Waste Coal by SCRUBGRASS pursuant to Section 3.5, for deposit of any rejected deliveries pursuant to Section 4.3, and for the disposal. of Ash. In connection with providing such access, Operator shall execute and deliver to SCRUB GRASS an Easement Agreement in the form attached hereto as Exhibit G for each of, the properties listed on Exhibit A at the time of entering into this Agreement and for each additional property added to Exhibit A pursuant to Section 2.1 (b) hereof at the time such property is added to Exhibit A. SCRUBGRASS shall comply with any applicable state and federal regulations and safety rules and procedures which Operator may from time to time have in force at the Stockpiles or Sites so long as SCRUBGRASS has been given written notice of such rules and procedures.

ARTICLE IV

DELIVERIES

4.1. Waste Coal. Quality, Suspension of Deliveries. Waste Coal provided by Operator hereunder shall conform to the Average Quality Characteristics for the Stockpile specified in Exhibit C on an as received twenty-four (24) hour basis, as determined by the sampling and testing program set forth in Exhibit D. If the weighted average of the quality characteristics of the Waste Coal taken from the Stockpile to the Facility fails to conform to the Average Quality Characteristics for any twenty-four (24) hour period, SCRUBGRASS, by notice to Operator, may suspend taking further Waste Coal from the Stockpile from which the materials not conforming to the Average Quality Characteristics were taken. Such notice shall include the daily results of the sampling and testing program, conducted in accordance with Exhibit D, the daily tonnages delivered as determined in accordance with Section 4.5, and such other data as is deemed applicable by SCRUBGRASS. Upon receipt of such notice, Operator shall undertake diligently and in good faith all such actions as shall be necessary to correct the conditions causing the Waste Coal to deviate from the Average Quality Characteristics. Such suspension shall continue until Operator provides adequate assurances in writing to SCRUBGRASS that conditions have been corrected and SCRUBGRASS has accepted Operator’s assurances in writing, which acceptance shall not be unreasonably withheld or delayed. If Operator is unable to correct the condition prompting the suspension within sixty (60) days after receipt of a notice of suspension, SCRUBGRASS shall have the right, but not the obligation, to remove the Stockpile from which the Waste Coal taken failed to conform to the Average Quality Characteristics from Exhibit A hereto or to terminate this Agreement- without further liability hereunder (except with regard to Handling Fees due and owing to Operator at the time of such termination). During any such period of suspension, SCRUBGRASS may, but is not obligated to, take Waste Coal from Stockpiles other than those from which deliveries have been suspended.

4.2.Inspection of Waste Coal. SCRUBGRASS shall be entitled to conduct visual inspections and testing of all Waste Coal provided hereunder. SCRUBGRASS may, in its sole discretion, reject any truckload of Waste Coal delivered if it determines on the basis of such visual inspection or testing that such truckload of Waste Coal (a) is equal to or exceeds the sulfur, moisture, ash or size Rejection Limits set forth in Exhibit C or is equal to or less than the Btu/lb Rejection Limit set forth in Exhibit C; (b) exhibits handling characteristics which are not compatible with SCRUBGRASS’s fuel handling system (large oversize material, tramp materials, clay, or excessive wet fines); (c) does not comply with Facility permits or applicable laws or regulations concerning fuel to be used at the Facility; or (d) is contaminated with Hazardous Substances or foreign substances or materials. At the option of SCRUBGRASS any rejected truckload may be returned to Operator.

4.3. Rejection of a Delivery. Upon rejection of any truckload of Waste Coal pursuant to Section 4.2, SCRUBGRASS shall notify Operator and provide a brief written statement setting forth the date, the delivery vehicle and reasons for rejection. SCRUBGRASS shall take a sample of the materials contained in any rejected truckload and shall have such sample tested in accordance with Exhibit D. If the sample taken from the rejected truckload indicates that SCRUBGRASS was entitled to reject the truckload, the cost of transportation and handling of such load from the Stockpile to the Facility, and if applicable, from the Facility back to the Stockpile, and of the testing shall be borne by Operator. If SCRUBGRASS was not entitled to reject the truckload pursuant to Section 4.2, SCRUBGRASS shall bear any transportation, handling and testing costs incurred as a result of its rejection of the truckload.

4.4. Waste Coal Sampling and Analysis. Procedures for, and the frequency of, Waste Coal sampling and analysis shall be established in accordance with Exhibit D. In addition, SCRUBGRASS may collect samples from each truckload delivered, and may take samples directly from the Stockpiles for analysis as it deems necessary or advisable. SCRUBGRASS shall deliver to Operator on a daily basis, or such otherwise mutually agreed upon time interval, quality reports for all Waste Coal shipped during the previous day, together with a manifest indicating the source of shipment for each truckload shipped.

4.5. Weighing and Reporting. To determine the weight of the Waste Coal removed from. the Stockpile to the Facility, each truck that has been loaded with Waste Coal shall be weighed on a calibrated scale upon arrival at the Facility, and shall be weighed again, either on a calibrated scale at the Facility or by an on board scale system that has been installed on SCRUBGRASS’s trucks, prior to its departure from the Facility after the Waste Coal has been unloaded. Trucks shall also be weighed prior to departure from the Facility if Ash is loaded for removal to the Site. SCRUBGRASS shall provide Operator on a daily basis, or such otherwise mutually agreed upon time interval, reports specifying the tonnage of Waste Coal removed from the Stockpiles to the Facility and the tonnage of Ash loaded for removal to the Sites. Operator shall be entitled upon reasonable notice to SCRUBGRASS to inspect the measurement data and conduct tests on the accuracy of the scale, or review reports of any such tests conducted by SCRUBGRASS, in order to verify the accuracy of SCRUBGRASS’s measurements. If the weighing devices at the Facility are at any time found to be more than two (2%) percent in error, an equitable adjustment in the amount appropriate will promptly be made, or in the absence of definite information -as to when such emir began, the adjustment will be made on the bails of such error having existed for one-half the time between the discovery of the error and the most recent test indicating that the weighing devices were accurate. If the scale at the Facility fails to operate, the weight of Waste Coal taken or Ash delivered shall be determined by the on board scale systems that may be installed on SCRUBGRASS’s trucks. If such onboard scale systems have not been installed on SCRUBGRASS’s trucks, the per-truck weight of the Waste Coal taken or Ash delivered shall be deemed to be the average per-truck weight of Waste Coal and Ash during the previous thirty (30) day period. Scrubgrass shall make reasonable efforts to promptly repair the scale at the Facility.

4.6.Title. Title to and risk of loss of Waste Coal supplied by Operator, and risk of damage or injury to third parties or the environment shall pass to SCRUBGRASS when Waste Coal is loaded on SCRUBGRASS’s trucks at the Stockpile. Title to, risk of loss of, and risk of damage or injury resulting from any materials accepted at the Facility which are not Waste Coal and which were contained in the Waste Coal when loaded onto SCRUBGRASS’s trucks at the Stockpile, and liability for costs associated with the delivery or disposal thereof, shall always remain with Operator. Title and risk of loss of Ash disposed of at the Sites, and risk of damage or injury to third parties or the environment, shall pass to Operator when Ash is unloaded at the Site. Title to, risk of loss of, and risk of damage or injury resulting from any materials disposed of at the Sites which are not Ash, and the liability for costs associated with the delivery is disposal thereof, shall always remain with SCRUBGRASS.

4.7.Indemnification

(a)Operator shall indemnify, defend and hold harmless SCRUBGRASS, it’s affiliates, directors, officers, employees, agents, partners, contractors and assigns from all expenses (including reasonable attorneys fees) losses, claims or liabilities (including fines, penalties or other liability imposed by a governmental agency) for injury to or death of any person, for damage to or destruction of (inclining environmental pollution) any property, and for violation of any federal, state or local law, rule of ordinance (including laws respecting protection of the environment) arising out of, or in connection with Operator’s loading of waste coal or unloading, use, storage or disposal of Ash acquired from SCRUBGRASS pursuant to this Agreement Operator will not be required to indemnify SCRUBGRASS for any injury, damage or violation to the extent caused by SCRUBGRASS’s gross negligence or willful misconduct.

(b)SCRUBGRASS shall indemnify, defend and hold Operator, its directors, officers, employees, agents, parties, contractors and assigns harmless from all expenses (including reasonable attorneys fees) losses, claims or liabilities (including fines, penalties or other liability imposed by a governmental agency) for injury to or death of any person, for damage to or destruction of (including environmental pollution) any property, and for violation of any federal, state or local law, rule of ordinance (including laws respecting protection of the environment) which is in any manner connected with or arises out of the occurrence of Hazardous Materials in the Ash or out of SCRUBGRASS’s activities on the Site, and at SCRUBGRASS’s expense, shall defend any such action for injury, damage or violation as may be brought against Operator, its directors, officers, employees, agents, contractors, and assigns; provided, however, SCRUBGRASS will not be required to indemnify Operator for any injury, damage or violation to the extent caused by Operator’s gross negligence or willful misconduct. In addition, SCRUBGRASS will not be required to indemnify Operator or have any continuing liability to Operator with respect to the Ash if the Ash is commingled with any other materials.

4.8. Demurrage. Except in the case of a Force Majeure Event, Operator shall cause SCRUBGRASS’s trucks to unload Ash in a manner that will permit SCRUBGRASS’s trucks to achieve a total turn around time of ten (10) minutes or less on a daily average basis measured on a gate-to-gate basis as the total time interval between the time SCRUBGRASS’s trucks enter and exit the Ash unloading area at the Site. SCRUBGRASS’s trucks shall not arrive at the gate to the Ash unloading Area more often than in ten (10) minute intervals. In the event that one of SCRUBGRASS’s trucks arrives at the gate to the Ash unloading area within ten (10) minutes of the arrival time of SCRUBGRASS’s immediately preceding truck, then for purposes of calculating the total turn-around time of such truck the truck shall be deemed to have arrived at Operator’s gate at the earlier of (i) ten (10) minutes after the arrival time of SCRUBGRASS’s immediately preceding truck or (ii) the time Operator completes unloading Ash from SCRUBGRASS’s immediately preceding truck. SCRUBGRASS’s trucks shall keep detailed records on tuna around time. If a dispute arises between SCRUBGRASS and Operator as to average turn around time, SCRUBGRASS shall furnish to Operator copies of the records concerning turn around time that it receives from its independent trucker. When determining the daily average turn around time, any trucks arriving at the gate to the Ash unloading area prior to established operating hours shall not be considered. If the total turn around for SCRUBGRASS’s trucks exceeds ten (10) minutes on a daily average basis for unloading of Ash, SCRUBGRASS shall be entitled to deduct from the Handling Fees payable to Operator under this Agreement a demurrage charge equal to the demurrage charge assessed SCRUBGRASS under any hauling or transportation contract entered into by SCRUBGRASS to provide for the transportation of Ash from the Facility to the Site.

4.9. Road Bonding. Operator, at its expense, shall bond and maintain the road access for sites.

ARTICLE V

FEES

5.1. Handling Fee.

(a)Scrubgrass shall pay Operator a management, handling, loading and unloading fee for all services provided hereunder with respect to the Waste Coal and the Ash in accordance with the following schedule of base fee’s and volume adjustment calculations (the “Handling Fee”):

Base Fees Table

Aggregate Tons of Waste Coal Loaded Onto Scrubgrass’s Trucks During Calendar Year From Ali Stockpiles	Amount of Base Handling Fee’s For All Waste Coal Loaded Onto Scrubgrass’s Trucks At Sites With Ash Disposal	Amount of Base Handling Fee’s For All Waste Coal Loaded Onto Scrubgrass’s Trucks At Sites Without Ash Disposal

Less than or equal to 300,000 tons	$5.40 per ton	$3.90 per ton

Greater than 300,000 tons, but less than or equal to 400.000 tons	$5.20 per ton	$3.70 per ton

Greater than 400,000 tons, but less than or equal to 500,000 tons	$5.00 per ton	$3.50 per ton

Greater than 500,000 tons,	$4.60 per ton	$3.10 per ton

(b)A site is considered to have ash disposal if it is permitted and capable of receiving ash tonnes of more than 64 percent of the amount of the fuel tonnage taken from the site in a given billing period, or as mutually agreed by the Operator and SCRUBGRASS from time to time. It is recognized from time to time that ash return could be disrupted for short periods of time due to circumstances at a Site. In these situations the Base Handling Fee for Waste Coal loaded onto SCRUBGRASS’s trucks at Sites without Ash disposal will apply. If ash disposal is disrupted for longer than four weeks, a default situation will occur.

(c)Due to variations in fuel quality, more or less fuel will be required from the Operator. To account for these variations a Volume Adjustment must be calculated and applied to the Base Handling Fee to determine the Handling Fee to be applied to each site during a billing period. The volume adjustments are calculated as follows for the aggregate tons of Waste Coal received from all sites during the billing period.

BTU Volume Adjustment, aggregate tons from all sites =-

If the Weighted Average Fuel BTU is greater than 7,500 BTU, as received - then,

=[(If Weighted Average Fuel BTU, as received) – (7,500 BTU, as received) * ($0.10/Ton)

100 BTU

or if, the Weighted. Average Fuel BTU is greater than or equal to 6,500 BTU, as received and less than or equal to 7,500 BTU, as received - then,

=o

or if, the Weighted Average Fuel BTU is less than 6,500 BTU, as received - then,

=[(If Weighted Average Fuel BTU, as received) – (6,500 BTU, as received) * ($0.30/Ton)

100 BTU

% Sulfur Volume Adjustment, aggregate tons from all sites =

If the Weighted Average Fuel % Sulfur is greater than 2.5 % Sulfur, as received - then,

=[(2.50 % Sulfur, as received) – (Weighted Average Fuel % Sulfur, as received) * ($0.14/Ton)]

(0.25 % Sulfur]

or if, the Weighted Average Fuel % Sulfur is greater than or equal to 1.5 % Sulfur, as received and less than or equal to 2.5 % Sulfur, as received - then,

=o

or if, the Weighted Average Fuel % Sulfur is less than 1.5 %Sulfur, as received - then,

=[(1.50 % Sulfur, as received) – (Weighted Average Fuel % Sulfur, as received) * ($0.14/Ton)]

(0.25 % Sulfur]

(d)The Handling Fee for each site during the billing period is calculated,

Handling Fee, site = Base Fee, site + BTU Volume Adjustment, aggregate tons from all sites + % Sulfur Volume Adjustment, aggregate tons from all sites

(e)The amount of the Handling Fee payable to Operator shall be determined on the basis of the actual aggregate quantities of Waste Coal loaded by Operator onto SCRUBGRASS’s trucks during the Calendar Year. Operator shall submit two invoices each month. The first invoice is for the billing period from the first day through the fifteenth day of the month. The second invoice is for the billing period from the sixteenth day to the end of the month. All invoices shall be submitted by Operator within ten business days of the end of the billing period. Operator shall calculate the amount payable by SCRUBGRASS for the billing period based on. the amount of the Handling Fee calculated for each fuel site. The Handling Fee shall be paid within (30) days after SCRUBGRASS’s receipt of the Operator’s invoice for all Waste Coal shipped during the billing period, for which quality reports have been received, together with a detailed calculation of the amount due.

(f)As of January 1, 2003, and at the beginning of each Calendar year thereafter, the amount of the Base Handling Fee set forth in 5.1(a) shall be increased over the amount of the Base Handling Fee for the previous calendar year at a rate of three and one/half (3.5%) percent per year. The Base Handling Fee rate for the years 2001 and 2002 are held the same.

(g)The Aggregate Tons of Waste Coal loaded onto Scrubgrass’s Trucks during Calendar Year from all stockpiles is determined by the Annual Schedule as described in Section 3.3, Monthly and Annual Schedules.

(h)The Handling Fee shall be the sole compensation paid to the Operator for all activities, including without limitation, environmental compliance, excavation, loading of

Waste Coal and unloading of Ash, Ash disposal and site reclamation. If SCRUBGRASS does not take Waste Coal or deliver Ash for any reason it shall not be obligated to pay the Handling Fee.

(i)On or before February 15 of each Calendar Year, Operator shall transmit to Scrubgrass a statement of the total tons of Waste Coal Loaded onto SCRUBGRASS’s trucks during the immediately preceding Calendar Year from all Stockpiles. Such statement shall include an invoice for all such tons loaded priced in accordance with the Base Fee Table in Section 5.1.a, less all amounts billed to Scrubgrass during such Calendar Year (the “Annual True-Up”). If the Annual True-Up is negative (i.e., amounts invoiced to Scrubgrass exceed the Base Fee calculated according to actual tons loaded), then Scrubgrass shall deduct such amount from subsequent invoices. If the Annual True Up is positive, Scrubgrass shall pay such amount coincidentally with the next regularly scheduled payment. Any dispute regarding the Annual True-Up shall be handled as set forth in Section 17.0.

5.2. Lien Waiver. Operator waives the right to file, effect, enforce or otherwise assert any liens on, or to assert any claim against, the Facility and acknowledges and agrees that no claim for payment under this Agreement shall result in any lien on, or security interest in the Facility, except to the extent Operator is entitled to, and does obtain a judgment against SCRUBGRASS for Handling Fees that are due and owing, Operator may file a judgment lien.

5.3. Offset. SCRUBGRASS shall have the right to retain out of amounts due to Operator an amount sufficient to pay amounts due to SCRUBGRASS by Operator hereunder, to protect SCRUBGRASS from losses, damages or expenses suffered or reasonably anticipated to be suffered as a result of any breach of this Agreement by Operator or as a result of any claim asserted against SCRUBGRASS or its property which is chargeable to Operator’s performance hereunder. SCRUBGRASS shall notify Operator of the extent of any such retention and provide a statement of the basis for such retention.

ARTICLE VI

TERM

6.1.Basic Term. This Agreement shall commence on the date of execution and delivery, and shall expire ten (10) years after January 1, 2002, unless otherwise terminated or extended in accordance with the provisions of this Agreement.

6.2. Options to Extend. Scrubgrass shall have the option to extend the term of this Agreement on all of the provisions and conditions set forth herein for five (5) additional five (5) year terms by giving notice of such extension one (I) year prior to the expiration of the then current term.

6.3. Termination by SCRUBGRASS. This Agreement may be terminated by SCRUBGRASS upon thirty (30) days written notice following the cure periods set forth below with no further liability or obligation for payment to Operator (except with regard to Handling Fees due and owing to Operator at the time of such termination):

(a)In accordance with the Provisions of Section 3.6.: 4.1.; 5.1.b; or

(b)If Operator fails to perform any material obligations hereunder in a timely manner and fails to cure such failure within ten (10) days after notice of such default from SCRUBGRASS; or

(c)Upon the revocation, abrogation or termination by any party of the contracts pursuant to which SCRUBGRASS sells electrical power, or transmits electric power, generated by the Facility; or

(d)If the Environmental Protection Agency or any other governmental authority proposes (through publication in the Federal Register) to identify or regulate ash from coal waste, including but not limited to the ash, as hazardous waste pursuant to the Resource Conservation and Recovery Act, as amended or any successor thereto, 42 U.S.C. Section 6921 et seq; or

(e) If Operator is voluntarily or involuntarily declared bankrupt, or becomes insolvent, or is subject to dissolution or liquidation.

6.4.Termination by Operator. Subject to the provisions of Section 7.3, Operator may terminate this Agreement upon thirty (30) days written notice following the cure period set forth below without further liability or obligation for payment to SCRUBGRASS (except with regard to any liabilities incurred prior to such termination), if SCRUBGRASS fails to perform any of its obligations hereunder in a timely manner, the failure to perform such obligation would have a material adverse effect on the Operator, and SCRUBGRASS fails to cure such failure within sixty (60) days after notice of such default by Operator. In addition, Operator may terminate this Agreement upon sixty (60)days prior written notice if the reclamation at the Site has been completed.

ARTICLE VII

SUBCONTRACTING AND ASSIGNMENTS

7.1.By Operator. Operator may not assign any of its rights or obligations under this Agreement without the prior written consent of SCRUBGRASS, which consent shall not be unreasonably withheld; provided, however, Operator may hire a subcontractor to handle, load and. unload Waste Coal and Ash without the prior consent of SCRUBGRASS. Operator shall provide SCRUBGRASS with at least thirty (30) days prior written notice of any subcontractor that it intends to hire to perform such duties. Operator will not be relieved of any of its obligations under this Agreement as a result of hiring any subcontractor and SCRUBGRASS shall have no obligations or liabilities to any such subcontractor. In the event that SCRUBGRASS experiences problems with any such subcontractor’s performance of the duties assumed by it, SCRUBGRASS shall promptly provide Operator with written notice specifying the problems experienced. Within thirty (30) days from the receipt of such a notice, the Operator will take such actions as are necessary to resolve the problems set forth in the notice to SCRUBGRASS’s reasonable satisfaction. If the problems cannot be resolved to SCRUBGRASS’s reasonable satisfaction within such thirty (30) day period, SCRUBGRASS by written notice can require Operator to promptly replace the subcontractor.

7.2. By SCRUBGRASS. SCRUBGRASS or its successors and assigns may from time to time assign any of its rights and obligations hereunder without the consent of Operator to any entity which owns, operates or leases the Facility_ Any such assignment shall release SCRUBGRASS or any such assigning party from further liability with regard to the rights and obligations assigned.

7.3. Assignments to Financing Parties. SCRUBGRASS shall also have the right to assign this Agreement to SCRUBGRASS and any parties providing financing for the Facility to SCRUBGRASS or its affiliates or successors without obtaining the consent of Operator. Operator hereby consents to any such assignment and the granting of a security interest in SCRUBGRASS’s rights and obligations under this Agreement to SCRUBGRASS and any financing party and further agrees that it will not terminate or suspend its obligations under this Agreement without first giving SCRUBGRASS and any such financing party about which it has been notified, a. reasonable period of time, of not less than one hundred eighty (180) days, in which to cure any defaults. Operator shall notify SCRUBGRASS and such financing parties of defaults at such time as it provides SCRUBGRASS with such notice. Any curing by a financing party shall not be construed as an assumption by it of this Agreement. Operator agrees to execute any consent to assignment and such other documents in connection with any assignment to SCRUBGRASS and any financing parties, including without limitation an opinion of counsel, as such financing parties may reasonably request.

ARTICLE VIII

COMPLIANCE WITH LAWS, PERMITS

SCRUBGRASS and Operator shall at all times comply with all Laws in the performance of their obligations hereunder. Operator hereby covenants and warrants that it shall obtain, at its own expense, all federal, state and local licenses, approvals and permits of governmental authorities required for the performance of its obligations hereunder, and shall keep the same in effect throughout the term of this Agreement. Operator hereby indemnifies, defends and holds harmless SCRUBGRASS, its partners, contractors and representatives from and against any liability for noncompliance by Operator or its, contractors, representatives or employees with respect to any such applicable Laws.

ARTICLE IX

FORCE MAJEURE

A delay in or failure of performance hereunder by either party shall be excused to the extent caused by a Force Majeure Event, with the exception of payment obligations- The financial inability of either party for whatever reason to perform its obligations hereunder shall not constitute a Force Majeure Event. The foregoing provisions allowing a party to claim excuse or delay due to Force Majeure shall not relieve such party from using its best efforts to overcome or remove such Force Majeure. A party claiming such failure or delay shall give prompt notice thereof to the other party, together with a description of such efforts to overcome the Force Majeure.

ARTICLE X

DISCLAIMER OF CONSEQUENTIAL DAMAGES

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF THE PARTIES TO THIS AGREEMENT SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE PERFORMANCE OF OR DEFAULT UNDER THIS AGREEMENT

ARTICLE XI

SPECIFIC PERFORMANCE

If this Agreement is terminated due to Operator’s failure to perform prior to the expiration of this Agreement, the parties acknowledge that this Agreement deals with a unique set of circumstances and that SCRUBGRASS will be irreparably damaged in the event this Agreement is not specifically enforced. Therefore, SCRUBGRASS shall be entitled to a temporary or permanent injunction without showing any actual damage and/or a decree that Operator shall specifically perform its obligations under this Agreement.

ARTICLE XII

FURTHER ASSURANCES. SECURITY INTEREST

Operator hereby grants a security interest to SCRUBGRASS in the Stockpiles and in any Waste Coal which is hereafter placed on the Stockpiles during the term of this Agreement. Operator shall execute such documentation and take steps as may be requested by SCRUBGRASS or its financing parties to grant, perfect and provide adequate notice to others of the security interest, including without limitation, the Security Agreement attached hereto as Exhibit F and such financing statements as SCRUBGRASS may request_

ARTICLE XIII

INSURANCE

From and after such time as the initial deliveries shall occur under this Agreement, the parties shall maintain, or cause their subcontractor to maintain, the following insurance coverage:

(a)Comprehensive general liability insurance for bodily injury and property damage of at least $5,000,000 per occurrence;

(b)Comprehensive automobile liability insurance for bodily injury or property damage covering the operation of all vehicles used in connection with the performance of any obligations under this Agreement of at least $5,000,000 per person and $5,000,000 per occurrence for bodily injury and $5,000,000 per occurrence for property damage; and

(c)Workers’ compensation and employer’s liability insurance of at least $1,000,000 or, if a limit for such insurance is established by law, in such amount.

The parties shall require any contractors they may use to perform material services required under this Agreement to maintain workmen’s compensation and employers liability insurance, as well as general comprehensive liability coverage. As of the initial delivery of Ash hereunder and thirty (30) days prior to each renewal of each policy, the parties shall deliver to each other certificates of insurance which evidences that the required coverages are in place. The insurers shall be required to provide at least thirty (30) days notice of cancellation of any insurance required to be carried hereunder to both SCRUBGRASS and Operator. All insurance required to be maintained hereunder shall be with insurers of recognized responsibility having the legal authority to enter into valid and enforceable contracts of insurance as insurers of the risks covered therein in the Commonwealth of Pennsylvania.

The property damage provision of Operator’s General Liability Insurance policy shall be endorsed to waive all rights of subrogation against Scrubgrass and its affiliates.

Coverage shall:

a)

by “Additional Insured” endorsement add as insureds Scrubgrass, PG&E Operating Services Company, FG&E National Energy Group Company, their directors, officers, agents and employees with respect to liability arising out of work performed by or for the Operator;

b)	Be endorsed to specify that the Operator’s insurance is primary and that any insurance or self-insurance maintained by Scrubgrass shall not contribute to it.

Each party shall provide thirty (30) days written notice to the other prior to cancellation, termination or reduction change to coverage.

Scrubgrass shall have the right to inspect a copy of the original policy(ies) of insurance evidencing the coverages described above.

ARTICLE XIV

REPRESENTATIONS AND WARRANTIES OF OPERATOR

Operator hereby represents and warrants as follows:

(a)There is no action, suit, investigation or proceeding pending or, to the knowledge of Operator, threatened, against Operator before any court, arbitrator or administrative or governmental body relating to the Site or the disposal of Ash on the Site.

(b)Operator is not a party to or subject to any contract, agreement, or any other restriction of any kind, and does not know of any contract, agreement or any other restriction of any kind applicable to it, which would prevent the consummation and performance of the understanding and obligations, respectively, contemplated by this Agreement, nor would any of the execution, delivery, consummation or performance of this Agreement conflict with, result in a breach of, or cause a default under any such contract, agreement or other restriction.

(c)Operator is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania.

(d)Operator’s execution, delivery and performance of this Agreement have been and are duly authorized by all requisite corporate action and do not require the consent or approval of any governmental body or regulatory authority or other entity, and are not in contravention of or in conflict with any applicable law or regulation or any term or provision of its charter or bylaws.

(e)This Agreement is the valid, binding and legally enforceable obligation of Operator enforceable against Operator in accordance with its terms, subject to bankruptcy, reorganization, insolvency or other similar law affecting the enforcement of creditors’ rights generally and to the general principles of equity.

(f)No representation or warranty by Operator in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements of fact contained herein not misleading.

(g)To the best of Operator’s knowledge, there are no Hazardous Substances on the Site (including, but not limited to, residual soil and groundwater).

(h)Operator has not been identified in any litigations, administrative proceeding or investigation as a responsible party under any laws or orders with respect to the discharge, release or removal of Hazardous Substances.

(i)To the best of Operator’s knowledge, there has not been placed, deposited, stored disposed of nor located on the Site any municipal solid waste, residual waste, asbestos or any other hazardous materials.

ARTICLE XV

REPRESENTATIONS AND WARRANTIES OF SCRUBGRASS

SCRUBGRASS hereby represents and warrants as follows:

(a)SCRUBGRASS is not a party to or subject to any contract, agreement, or any other restriction of any kind, and does not know of any contract, agreement or any other restriction of any kind applicable to it, which would prevent the consummation and performance of the understanding and obligations, respectively, contemplated by this Agreement, nor would any of the execution, delivery, consummation or performance of this Agreement conflict with, result in a breach of, or cause a default under any such contract, agreement or other restriction.

(b)SCRUBGRASS is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(c)The execution, delivery and performance of this Agreement by SCRUBGRASS have been and are duly authorized by all requisite corporate action and do not require the consent or approval of any governmental body or regulatory authority or other entity, and are not in contravention of or in conflict with any applicable law or regulation or any term or provision of its charter or bylaws.

(d)This Agreement is the valid, binding and legally enforceable obligation of SCRUBGRASS enforceable against SCRUBGRASS in accordance with its terms, subject to bankruptcy, reorganization, insolvency or other similar law affecting the enforcement of creditors’ rights generally and to the general principles of equity (regardless of whether considered at a proceeding in equity or at law).

(e)No representation or warranty by SCRUBGRASS in this Agreement contains any untrue statements of a material fact, or omits to state any material fact necessary to make the statements of fact contained herein not misleading.

(f)To the best of SCRUBGRASS’s knowledge, there are no Hazardous Substances in the Ash.

ARTICLE XVI

CONFIDENTIALITY

Each party shall keep confidential the terms and conditions of this Agreement and any other information provided by the other party during the Term of this Agreement and designated as “confidential” in writing. This Section 17.0 shall not apply to the extent any information is publicly available from another source, and it shall expire two (2) years after the termination of this Agreement. This section 17.0 shall not apply to either party’s communications with its partners, investors or potential investors, operator, auditors, banks, independent engineer, bond trustee, lessee or legal counsel.

ARTICLE XVII

DISPUTE RESOLUTION

17.1 Procedure. In the event a dispute arises between Scrubgrass and Operator regarding any provision of this Agreement, either party may notify the other party to this Agreement of the dispute in writing. Each party shall thereupon require a senior member of its management to meet at the Facility or at any other mutually acceptable location, to resolve the dispute. Such meeting shall occur at a mutually agreeable time, but in no event later than ten (10) days following the earliest date of a notice by either party. Should the parties be unable to resolve the dispute to their mutual satisfaction within thirty (30) days of such meeting (or if no meeting is held, then within forty (40) days of the first notice of dispute), the dispute shall be determined by arbitration pursuant to the balance of this Section 17.

17.2 Arbitration. In any case in which a dispute is to be resolved by arbitration, the party desiring arbitration promptly shall give written notice to that effect to the other party and shall initiate the arbitration process, and the other party promptly shall comply therewith, all in accordance with the then applicable rules of the American Arbitration Association_ Such arbitration shall be conducted in Scrubgrass Township, Pennsylvania.

17.3 Decisions. Within ten (10) days after the expiration of the time period specified in Section 17.1, Scrubgrass and Operator shall attempt to designate a mutually acceptable arbitrator. If a sole arbitrator cannot be agreed upon, then Scrubgrass and Operator shall each select an arbitrator, and the two arbitrators selected shall agree upon a third arbitrator. The determination of the majority of the arbitrators, or of the sole arbitrator, as the case may be, shall be conclusive upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrators or the sole arbitrator, as the case may be, shall give written notice to the parties stating his or their determination and shall furnish to each party a signed copy of such determination.

17.4 Costs. Scrubgrass and Operator shall each pay one-half (1/2) of the fees and expenses of the arbitrator or arbitrators, as the case may be.

17.5 Continuation of Work. Subject to Section 6.4, pending final resolution of any dispute, the parties shall continue to fulfill their respective obligations hereunder_ Notwithstanding anything in this Agreement to the contrary, but subject to Section 6.4, in the event of any dispute Operator shall nevertheless continue performing its obligations pursuant to this Agreement without delay pending resolution of such dispute as provided £or in this Section 17 unless Scrubgrass and Operator shall agree otherwise in writing.

ARTICLE XVIII

MISCELLANEOUS

18.1. Amendments. No amendments or modifications of this Agreement shall be valid unless evidenced in writing and signed by duly authorized representatives of both the parties.

18.2. Notices. Any written notice required or permitted under this Agreement shall be deemed to have been duly given on the date of receipt, and shall be either served personally on the party to whom notice is to be given, or mailed to the party to whom notice is to be given, by first class registered or certified mail, return receipt requested, postage prepaid, and addressed to the addressee at the address stated opposite its name below, or at the most recent address specified by written notice given to the other party.

To SCRUBGRASS:	Scrubgrass Generating Company, L.P.
c/o PG&E, National Energy Group
2151 Lisbon Road
Kennerdell, PA 16374
Attention: General Manager
with copies to:

Scrubgrass Generating Company, L.P.
c/o PG&E, National Energy Group
7500 Old Georgetown Road
Bethesda, Maryland 20814
Attention: General Counsel

BUZZARD POWER CORPORATION
500 Market Street
Suite IE
Portsmouth, NH 03801
Attention: Chief Financial Officer
BUZZARD POWER CORPORATION
c/o Joseph Serafini, President
One Post Office Square, 22nd Floor
Boston, Massachusetts 02109
Attention: Joseph Serafini
To Operator:	COAL VALLEY SALES CORPORATION
623 West Waldheim Road
Pittsburgh, PA 15215
ATTN: William Spence

18.3. Counterparts. The parties may execute this Agreement in two or more counterparts, which shall, in aggregate, be signed by both the parties; and each counterpart shall be deemed an original instrument as against any party who has signed it.

18.4 Governing Law. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

18.5. Entire Agreement. This Agreement supersedes and replaces the Existing Agreement which is hereby terminated by mutual agreement of the parties thereto, such termination effective on the Effective Date_ This Agreement constitutes the entire agreement between the parties hereto and there are no other understands, oral or written, relating to the subject matter hereof. Wherever used in this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders. Section headings are inserted for convenience only and shall not form part of the test of this Agreement

18.6. Binding Effect. This Agreement and all of its terms and conditions shall extend to and be binding upon the parties hereto and upon their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Waste Disposal Agreement through their duly authorized officers as of the date set forth in the preamble to this Agreement.

SCRUBGRASS GENERATING COMPANY, L.P., a Delaware limited partnership

By:	/s/ Gary F. Weidinger
Name:	Gary F. Weidinger
Title:	Senior Vice President

COAL VALLEY SALES CORPORATION a Pennsylvania corporation

By:	/s/ William Spence
Name:	W.B. Spence
Title:	President

ACKNOWLEDGED AND AGREED:

BUZZARD POWER. CORPORATION, a Delaware corporation, as Lessee

By:	/s/ William D. Linehan
Name:	William D. Linehan
Title:	Chief Financial Officer

EXHIBIT H

STOCKPILES

Renton Pile

Location - Allegheny County, Pennsylvania

Total Tons Committed to Scrubgrass by Operator — 7,500,000 tons

Russellton No.2 Pile

Location - Allegheny County, Pennsylvania

Total Tons Committed to Scrubgrass by Operator — 300,000 tons